MALIK DWYER LLP
191 PEACHTREE STREET
SUITE 3275
ATLANTA, GA 30303
(678) 279-5478
(404) 529-4654 FAX

September 6, 2013

MA Capital Management, LLC
General Partner of MA Managed Futures Fund, LP
4440 PGA Boulevard
Suite 600
Palm Beach Gardens, FL  33410

Re:	MA Managed Futures Fund, LP Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 filed by MA Managed Futures Fund, LP, a Delaware limited partnership (the “Fund”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about September 6, 2013 (the “Registration Statement”), relating to the registration of limited partnership units of the Fund (the “Units”), as set forth on the cover page of the Registration Statement and described in the prospectus included therein.

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions expressed herein.

For purposes of rendering the opinions expressed herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval System or other sites on the internet, and the authenticity of the originals of all such latter documents.

Based on the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Fund is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”).

2. Assuming (i) the due authorization, execution and delivery to MA Capital Management, LLC, the general partner of the Fund (the “General Partner”), or its delegate of a Subscription Agreement in the form filed as an exhibit to the Registration Statement (the “Subscription Agreement”) by each subscriber for Units determined by the General Partner to be admitted as a limited partner of the Fund (collectively, the “Subscribers”), (ii) the due acceptance by the General Partner of a Subscription Agreement from each Subscriber and the due acceptance by the General Partner of the admission of each Subscriber as a limited partner of the Fund, (iii) the payment by each Subscriber of the full consideration due from it for the Units subscribed to by it, (iv) that the books and records of the Fund reflect all partners admitted in accordance with Section 17-301(b)(2) of the Delaware Act, (v) that the Subscribers, as limited partners of the Fund, do not participate in the control of the business of the Fund, and (vi) that the Units are offered and sold as described in the Registration Statement and the Fund’s Agreement of Limited Partnership (the “Partnership Agreement”), a form of which is included as an exhibit to the Registration Statement, the Units to be issued to the Subscribers will represent legally issued limited partnership units in the Fund and, subject to the qualifications set forth herein, such Subscribers will not have any further obligation to make payments to the Fund or its creditors or contributions to the Fund or its creditors solely by reason of ownership

MA Capital Management, LLC
September 6 , 2013

of Units, and as to such Units the Subscribers as limited partners of the Fund will have no liability in excess of their obligations to make contributions to the Fund as provided in the Partnership Agreement and their share of the Fund’s assets and undistributed profits (subject to the obligation of a limited partner to repay any funds wrongfully distributed to it as and to the extent provided in the Delaware Act).

This opinion letter is limited to the Securities Act and the Delaware Act, including applicable reported judicial decisions and provisions of the Delaware Constitution. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, in the case of Delaware, any other Delaware laws, rules or regulations, or as to the application of the securities or blue sky laws of the various states (including the State of Delaware) to the sale of the Units.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Malik Dwyer LLP